CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement on Form S-1/A filed with the Securities and Exchange Commission and in the Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated November 30, 2006 (except for Note 20, which is dated February 14, 2007) on the consolidated statements of financial condition of BCSB Bankcorp, Inc. and Subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus that is part of the Registration Statement and the Application for Conversion.

Baltimore, Maryland

May 10, 2007

Suite 100, 405 East Joppa Road Baltimore, Maryland 21286 • 410-823-8000 • 1-800-686-3883 • Fax: 410-296-4815 • www.stegman.com